UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAMMA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware	72-1235451
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7477 W. Lake Mead Blvd., Suite 170

Las Vegas, NV 89128-1026

(Address of Principal Executive Offices, including ZIP Code)

2008 Non-Qualified Attorneys & Accountants Stock Compensation Plan

(Full title of the plan)

Donald J. Stoecklein, Esq.

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, California 92101

(Name and address of agent for service)

(619) 595-4882

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$0.001 par value common stock	57,423	$2.05	$117,717	$4.63

(1)

This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of March 31, 2008.

PROSPECTUS

GAMMA PHARMACEUTICALS INC.

57,423 Shares of Common Stock

This prospectus relates to the offer and sale by GAMMA PHARMACEUTICALS INC., a Delaware corporation, of 57,423 shares of its $0.001 par value per share common stock to attorneys and accountants associated with GAMMA PHARMACEUTICALS INC. pursuant to the 2008 Attorneys & Accountants Non-Qualified Stock Compensation Plan (the “Attorneys & Accountants Stock Plan”). Pursuant to the Attorneys & Accountants Stock Plan, GAMMA PHARMACEUTICALS INC. is registering hereunder, based upon received services and shares of common stock already issued, a total of 57,423 shares of common stock, (50,000 shares of common stock to Stoecklein Law Group and 7,423 shares of common stock to Accuity Financial Services).

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are “affiliates” of GAMMA PHARMACEUTICALS INC. within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. The common stock is traded on the OTC Bulletin Board under the symbol “GMPM.”

        These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is April 21, 2008

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by GAMMA PHARMACEUTICALS INC. with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: GAMMA PHARMACEUTICALS INC., 7477 W. Lake Mead Blvd., Suite 170, Las Vegas, Nevada 89128-1026. GAMMA PHARMACEUTICALS INC.’s telephone number is: (702) 989-5262.

GAMMA PHARMACEUTICALS INC. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by GAMMA PHARMACEUTICALS INC. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549-0405. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by GAMMA PHARMACEUTICALS INC. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of GAMMA PHARMACEUTICALS INC. since the date hereof.

TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus	1

Item 1. The Plan Information	1

Item 2. Registrant Information and Plan Annual Information	2

Information Required in the Registration Statement	3

Item 3. Incorporation of Documents by Reference	3

Item 4. Description of Securities	3

Item 5. Interests of Named Experts and Counsel	4

Item 6. Indemnification of Officers, Directors, Employees and Agents	4

Item 7. Exemption from Registration Claimed	6

Item 8. Exhibits	6

Item 9. Undertakings	7

Signatures......	8

Exhibit Index ...	10

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1. The Plan Information.

The Company

GAMMA PHARMACEUTICALS INC. has its principal executive offices at 7477 W. Lake Mead Blvd., Suite 170, Las Vegas, Nevada 89128-1026. GAMMA PHARMACEUTICALS’ telephone number is (702) 989-5262.

Purpose

GAMMA PHARMACEUTICALS INC. has issued shares of common stock to Stoecklein Law Group, securities counsel to GAMMA PHARMACEUTICALS INC., and Accuity Financial Services, special accountant to GAMMA PHARMACEUTICALS INC., and is registering the shares of common stock pursuant to the Attorneys & Accountants Stock Plan, which has been approved by the Board of Directors of GAMMA PHARMACEUTICALS INC. The Attorneys & Accountants Stock Plan is intended to provide a method whereby GAMMA PHARMACEUTICALS INC. will cover the costs of legal services provided by Stoecklein Law Group and accounting services provided by Accuity Financial Services, thereby advancing the interests of GAMMA PHARMACEUTICALS INC. and all of its stockholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Common Stock and Options

The Board has authorized the registration of 57,423 shares of the common stock at the fair market value on March 31, 2008, of $2.05 per share, (50,000 shares of common stock to Stoecklein Law Group, and 7,423 shares of common stock to Accuity Financial Services) upon effectiveness of this registration statement.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. Therefore, a recipient will be required for federal income tax purposes to recognize compensation during the taxable year of issuance. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares ($2.05 per share on the date of issuance). Each recipient is urged to consult his tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by GAMMA PHARMACEUTICALS INC. for federal income tax purposes in the taxable year of GAMMA PHARMACEUTICALS INC. during which the recipient recognizes income.

Restrictions on Resale

In the event that an affiliate of GAMMA PHARMACEUTICALS INC. acquires shares of common stock hereunder, the affiliate may be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit”, as computed under Section 16(b) of the Exchange Act, may be required to be disgorged from the recipient to GAMMA PHARMACEUTICALS INC. Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act. GAMMA PHARMACEUTICALS INC. has agreed that for the purpose of any “profit” computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information and Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: GAMMA PHARMACEUTICALS INC., 7477 W. Lake Mead Blvd., Suite 170, Las Vegas, Nevada 89128-1026. The telephone number is (702) 989-5262.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by GAMMA PHARMACEUTICALS INC., a Delaware corporation (the “Company”), are incorporated herein by reference:

a.	The Company’s latest Annual Report on Form 10-KSB for the year ended March 31, 2007, filed with the Securities and Exchange Commission;
b.	The Company’s latest Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007;
c.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the fiscal year ended March 31, 2007; and
d.

All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Class of Securities being registered pursuant to the Plan are registered securities under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The financial statements of GAMMA PHARMACEUTICALS INC. are incorporated by reference in this prospectus as of and for the year ended March 31, 2007, and have been audited by L.L. Bradford & Company, LLC, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Stoecklein Law Group has rendered an opinion on the validity of the securities being registered. Stoecklein Law Group is not an affiliate of GAMMA PHARMACEUTICALS INC., however, Stoecklein Law Group is registering 50,000 shares of common stock under the Plan.

Item 6. Indemnification of Officers, Directors, Employees and Agents.

GAMMA PHARMACEUTICALS INC.'s Articles of Incorporation contains provisions for indemnification of its officers and directors; in addition, Section 145 and 102(b)(7) of the Delaware General Corporation Laws provides as follows:

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Integrated. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title

5.1	Legal opinion of Stoecklein Law Group.

10.1	2008 Non-Qualified Attorneys & Accountants Stock Compensation Plan

23.1	Consent of Stoecklein Law Group

23.2	Consent of L.L. Bradford & Company, LLC

Item 9. Undertakings.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)

include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Las Vegas, Nevada, on April 21, 2008.

GAMMA PHARMACEUTICALS INC.
(Registrant)

/s/Peter Cunningham
Peter Cunningham
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe Cunningham as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may do ! or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officers:

/s/Peter Cunningham	President, Chief Executive Officer, and	April 21, 2008
Peter Cunningham	Director

/s/Joseph Cunningham
Joseph Cunningham	Chief Financial Officer and	April 21, 2008
Director

Additional Director:

/s/Hao Zhang	Director	April 21, 2008
Hao Zhang

The Plan. Pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 21, 2008.

GAMMA PHARMACEUTICALS INC.

Attorneys & Accountants Stock Compensation Plan

By: /s/Peter Cunningham

Peter Cunningham, Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Title

5.1	Legal opinion of Stoecklein Law Group.

10.1	2008 Non-Qualified Attorneys & Accountants Stock Compensation Plan

23.1	Consent of Stoecklein Law Group

23.2	Consent of L.L. Bradford & Company, LLC